TABLE OF CONTENTS

                                                             Page

     1.   Subscription for Purchase of Securities . . . . . . . . .  3
                  1.1.1     Delivery . . . . . . . . . . . . . . . . .  3
                  1.1.2     Cancellation of Series 5 Preferred. .  3
                  1.1.3     Restrictive Legends. . . . . . . . . . . .  3
               1.2  Discharge. . . . . . . . . . . . . . . . . . . . . .  4
               1.3  Exchange . . . . . . . . . . . . . . . . . . . . . .  4
               1.4  Reporting Company. . . . . . . . . . . . . . . . . .  4
               1.5  Terms of the Series 7 Preferred. . . . . . . . . . .  5
               1.6  Terms of the Warrants. . . . . . . . . . . . . . . .  5

     2.   Closing . . . . . . . . . . . . . . . . . . . . . . . . .  6
               2.1  Closing. . . . . . . . . . . . . . . . . . . . . . .  6

     3.   Representations, Warranties and Covenants of Subscriber
               3.1  Investment Intent. . . . . . . . . . . . . . . . . .  6
               3.2  Certain Risk . . . . . . . . . . . . . . . . . . . .  6
               3.3  Prior Investment Experience. . . . . . . . . . . . .  7
               3.4  No Review by the SEC . . . . . . . . . . . . . . . .  7
               3.5  Not Registered . . . . . . . . . . . . . . . . . . .  7
               3.6  No Public Market . . . . . . . . . . . . . . . . . .  7
               3.7  Sophisticated Investor . . . . . . . . . . . . . . .  8
               3.8  Tax Consequences.. . . . . . . . . . . . . . . . . .  8
               3.9  SEC Filing . . . . . . . . . . . . . . . . . . . . .  8
               3.10 Documents, Information and Access. . . . . . . . . .  9
               3.11 No Registration, Review or Approval. . . . . . . . .  9
               3.12 Transfer Restrictions. . . . . . . . . . . . . . . .  9
               3.13 No Short Sale. . . . . . . . . . . . . . . . . . . . 10
               3.14 Reliance . . . . . . . . . . . . . . . . . . . . . . 10
               3.15 Accuracy or Representations and Warranties . . . . . 10
               3.16 Indemnity. . . . . . . . . . . . . . . . . . . . . . 10
               3.17 Survival . . . . . . . . . . . . . . . . . . . . . . 11

     4.   Representations, Warranties and Covenants of the Company
               4.1  Organization, Authority, Qualification . . . . . . . 11
               4.2  Authorization. . . . . . . . . . . . . . . . . . . . 11
               4.3  Ownership of, and Title to, Securities . . . . . . . 11
               4.4  Exemption from Registration. . . . . . . . . . . . . 12

     5.   Registration Rights . . . . . . . . . . . . . . . . . . . 12
               5.1  Registration . . . . . . . . . . . . . . . . . . . . 12
               5.2  Current Registration Statement . . . . . . . . . . . 13
               5.4  Costs. . . . . . . . . . . . . . . . . . . . . . . . 13
               5.5  Successors . . . . . . . . . . . . . . . . . . . . . 14

     6.   Indemnification.. . . . . . . . . . . . . . . . . . . . . 14
               6.1  By the Company . . . . . . . . . . . . . . . . . . . 14
               6.2  By the Subscriber. . . . . . . . . . . . . . . . . . 14
               6.3  Procedure. . . . . . . . . . . . . . . . . . . . . . 15

     7.   Securities Legends and Notices. . . . . . . . . . . . . . 15

     8.   Miscellaneous.  . . . . . . . . . . . . . . . . . . . . . 17
               8.1  Assignment and Power of Attorney.. . . . . . . . . . 17
               8.2  Amendment; Waiver. . . . . . . . . . . . . . . . . . 18
               8.3  Binding Effect; Assignment . . . . . . . . . . . . . 18
               8.4  Governing Law; Litigation Costs. . . . . . . . . . . 18
               8.5  Severability . . . . . . . . . . . . . . . . . . . . 18
               8.6  Headings . . . . . . . . . . . . . . . . . . . . . . 18
               8.7  Counterparts . . . . . . . . . . . . . . . . . . . . 18
               8.8  Transfer Taxes . . . . . . . . . . . . . . . . . . . 19
               8.9  Entire Agreement . . . . . . . . . . . . . . . . . . 19
               8.10 Authority; Enforceability. . . . . . . . . . . . . . 19
               8.11 Notices. . . . . . . . . . . . . . . . . . . . . . . 19
               8.12 No Third Party Beneficiaries . . . . . . . . . . . . 20
               8.13 Public Announcements . . . . . . . . . . . . . . . . 20

Exhibit "A"    -    Certificate of Designations
Exhibit "B"    -    Common Stock Purchase Warrant

     THIS EXCHANGE AGREEMENT (the "Agreement") is effective as of the 16th day of September, 1997, by and between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation, having offices at 1940 Northwest 67th Place, Gainesville, Florida 32653 (the "Company"), and THE INFINITY FUND, L.P., a Georgia limited partnership, and having its principal offices at 3 Piedmont Center, Suite 210, Atlanta, Georgia 30305 (the "Subscriber").

                       W I T N E S S E T H:

     WHEREAS, the Subscriber and the Company have previously entered into a certain Subscription and Purchase Agreement dated as of the 7th day of July, 1997 ("Previous Agreement") under which 350 shares of "Series 5 Class E Convertible Preferred Stock" (the "Series 5 Preferred") were issued to the Subscriber in the form of one Series 5 Preferred certificate;


     WHEREAS, the Company and the Subscriber both desire to enter into this Agreement, under which the Series 5 Preferred will be delivered and tendered to the Company in exchange for (the "Exchange") of (i) an aggregate of 350 shares of a new series of convertible preferred stock, par value $.001 per share, to be designated by the Company's Board of Directors as "Series 7 Class G Convertible Preferred Stock" (the "Series 7 Preferred"), with such Series 7 Preferred containing such terms, conditions, restrictions and provisions as set forth in the Series 7 Preferred Certificate of Designations ("Certificate of Designations") attached hereto as Exhibit "A," and (ii) an aggregate of 35,000 common stock purchase warrants (a "Warrant" and collectively, the "Warrants"), with each common stock purchase warrant providing for the purchase of one share of the Company's Common Stock, at the exercise prices set forth herein (the Series 7 Preferred and the Warrants are collectively referred to herein from time to time as the "Securities");

     WHEREAS, the Company and the Subscriber each desire that the Exchange and the execution of the Agreement act to fully and completely terminate the Subscriber's rights under the Previous Agreement and the Series 5 Preferred and will act to fully and completely release all obligations of the Company to the Subscriber under the Previous Agreement and the Series 5 Preferred;

     WHEREAS, the Common Stock is listed for trading on the Boston Stock Exchange and the National Association of Securities Dealers Automated Quotation system ("NASDAQ"), and the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and has been subject to such filing requirements for the past ninety (90) days;

     WHEREAS, the Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act");

     WHEREAS, the principal place of business of the Subscriber is located in Atlanta, Georgia;

     WHEREAS, in order to induce the Subscriber to enter into this Agreement and to subscribe for and purchase the Securities on the terms and subject to the conditions hereof, the Company is granting certain registration rights under the Agreement with respect to the Common Stock issuable upon the conversion of the Series 7 Preferred and the Common Stock issuable upon the exercise of the Warrants;

     WHEREAS, in reliance upon the representations made by the Subscriber in this Agreement, the transactions contemplated by this Agreement are such that the exchange of securities by the Company hereunder will be exempt from registration under applicable federal (U.S.) and state securities laws since this is an exchange offer pursuant to Section 3(a)(9) of the Securities Act, and it is a private placement and intended to be a nonpublic offering pursuant to Sections 4(2) and/or 3(b) of the Securities Act and/or Regulation D promulgated under the Securities Act; and,

     WHEREAS, the Securities to be sold in accordance with this Agreement will not be quoted or listed for trading on any securities exchange, organized market or quotation system at the time of acquisition hereunder.

     NOW, THEREFORE, for and in consideration of the premises, and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   Subscription for Purchase of Securities.

               1.1 Issuance of Common Stock and Warrants. In full and complete satisfaction of the Previous Agreement and the Series 5 Preferred and in full and complete termination of the Subscriber's rights under the Previous Agreement and the Series 5 Preferred and in full and complete release of all obligations of the Company to the Subscriber under the Previous Agreement and the Series 5 Preferred, the Subscriber hereby delivers the Series 5 Preferred to the Company in exchange for 350 shares of Series 7 Preferred and the Warrants to purchase up to 35,000 shares of Common Stock upon the terms and conditions set forth in this Agreement and the Warrants, with such Warrants containing the terms and conditions as stated herein.

          1.1.1 Delivery. Upon receipt by the Company of the Series 5 Preferred to be cancelled, the Company shall cause to be delivered: (a) to the Subscriber, c/o Bear Stearns & Co., 55 Water Street, Third Floor, Concourse Level, South Building, New York, New York 10040-0082, a certificate or certificates representing the 350 shares of Series 7 Preferred received by the Subscriber, in such denominations as Subscriber requests in writing; and (b) to the Subscriber, (i) written evidence from the Secretary of State of the State of Delaware that the Certificate of Designations has been filed in the Office of the Secretary of State of the State of Delaware on or before the Closing Date; (ii) a Warrant, dated the Closing Date, entitling the Subscriber to purchase after December 31, 1997, an aggregate of up to 35,000 Warrant Shares at an exercise price equal to $1.8125 per share ("Warrant"). If at any time the Warrant Shares are covered by an effective registration statement filed with the SEC and the average closing bid price of the Common Stock for ten (10) consecutive trading days shall be in excess of $7.00 with respect to the Warrant, then the Company shall have the option to redeem the Warrants for an amount equal to one cent ($0.01) per Warrant Share covered by the Warrants. Each Warrant will have an expiration date of July 7, 2000.

                        1.1.2 Cancellation of Series 5 Preferred. The Previous Agreement and Series 5 Preferred are hereby terminated and rendered null and void in all respects. The Subscriber shall deliver the Series 5 Preferred to the Company for cancellation.

                       1.1.3 Restrictive Legends. Subscriber agrees that, subject to the provisions of Section 5 below, all certificates representing the Securities shall bear the restrictive legend substantially in the form set forth in Section
                    7 below which shall include, but not be
                    limited to, a legend to the effect that (a) the Securities represented by such certificate have not been registered under the Securities
                    Act, and (b) unless there is an effective registration statement relating to the
                    Securities, the Securities may not be offered, sold, transferred, mortgaged, pledged or hypothecated without an exemption from registration and an opinion of counsel to the Company with respect thereto, or an opinion from counsel for the Subscriber, which opinion is satisfactory to the Company, to the effect that registration under the Securities Act is not required in connection with such sale or transfer and the reasons therefor. The legend on all such certificates shall make reference to the registration rights set forth in
                    Section 5 hereof.

               1.2 Discharge. The Previous Agreement, and Series 5 Preferred are hereby fully terminated in all respects.
          The Subscriber hereby releases, acquits and forever discharges the Company, and all of its respective subsidiaries, affiliates, agents, employees, officers, and directors, as well as their respective heirs, suc-

          cessors, legal and personal representatives, and assigns of any and all of them, from and against any and all claims, liabilities, losses, damages, cause or causes of action of any kind or character whatsoever, whether liquidated, unliquidated or disputed, asserted or assertable, known or unknown, in contract or in tort, at law or in equity, which the Subscriber might now or hereafter have arising out of or in connection with or relating to the Previous Agreement and the Series 5 Preferred.

               1.3 Exchange. On the basis of the representations, warranties, covenants and agreements, and subject to the terms and conditions set forth herein, on the Closing Date, the Company agrees to exchange and deliver to the Subscriber, and the Subscriber agrees to accept in such exchange the delivery from the Company, of the Securities in exchange for the transfer of the Series 5 Preferred ("Purchase Price") from the Subscriber to the Company.

               1.4 Reporting Company. Although the Securities, the shares of Common Stock issuable upon conversion of the Series 7 Preferred (the "Conversion Shares") and the shares of Common Stock issuable upon exercise of the Warrants (the
          "Warrant Shares") shall not be registered as of the Closing under federal or state securities laws or any rules or regulations promulgated thereunder, the Company is reporting company under the Exchange Act and has filed with the Securities and Exchange Commission (the "SEC") all reports required to be filed by the Company under
          Section 13 or 15(d) of the Exchange Act. The Subscriber has had the opportunity to review, and has reviewed, all such reports and information which the Subscriber deemed material to an investment decision regarding the purchase of the Securities.

               1.5 Terms of the Series 7 Preferred. The Series 7 Preferred shall contain and be subject to the terms, conditions, preferences and restrictions set forth in the Certificate of Designations attached hereto as Exhibit "A,"
          ("Certificate of Designations"), including, but not limited to Section 4.2 thereof, the right to convert the Series 7 Preferred into Common Stock of the Company based on a Conversion Price per outstanding share of Series 7
          Preferred of $1.8125 except that, in the event the average closing bid price per share of the Common Stock for 20 of any 30 consecutive trading days (a "30 Day
          Period") after March 1, 1998 shall be less than $2.50 as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange and if the holders of the Series 7 Preferred have engaged in no sales of Common Stock of the Company during, and for 30 trading days prior to, the applicable 30 Day
          Period, the Conversion Price shall thereafter be the product of the lesser of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five trading days immediately preceding the date of the conversion notice, provided by the Subscriber to the Company multiplied by eighty percent (80%) or (ii) $1.8125.
          Notwithstanding the foregoing, the Conversion Price shall not be less than a minimum of $.75 per share ("Minimum
          Conversion Price"), which Minimum Conversion Price shall be eliminated from and after September 6, 1998. If any of the outstanding shares of Series 7 Preferred are converted, in whole or in part, into Common Stock pursuant to the terms set forth in the Series 7 Preferred Certificate of Designations, the number of shares of whole Common Stock to be issued to the holder as a result of such conversion shall be determined by dividing (a) the aggregate Liquidation Value (being $1,000 times the number of shares of Series 7 Preferred surrendered for conversion) of the Series 7 Preferred so surrendered for conversion by (b) the Conversion Price as of such conversion. At the time of conversion of shares of the Series 7 Preferred, the Company shall pay in cash to the holder thereof an amount equal to all unpaid and accrued dividends, if any, accrued thereon to the date of conversion, or, at the Company's option, in lieu of paying cash for the accrued and unpaid dividends, issue that number of whole shares of Common Stock which is equal to the quotient of the amount of such unpaid and accrued dividends to the date of conversion on the shares of Series 7 Preferred so converted divided by the Stock
          Dividend Price, as defined in the Series 7 Preferred
          Certificate of Designations, in effect at the date of conversion.

               1.6 Terms of the Warrants. The Warrants will be substantially in the form attached hereto as Exhibit "B," subject to the terms, and with the date and exercise price of such Warrants to be as set forth herein.

2.   Closing.

               2.1 Closing. The consummation of this Agreement (the "Closing") will occur on September 16, 1997 (the "Closing Date"), at the offices of the Company or at such other mutually convenient time or at such other mutually convenient place as agreed upon by the parties.

3. Representations, Warranties and Covenants of Subscriber. The Subscriber hereby represents, warrants and covenants to the Company as follows:

               3.1 Investment Intent. The Subscriber represents and warrants that the Securities are being, and any underlying Conversion Shares and Warrant Shares will be, purchased or acquired solely for the Subscriber's own account, for investment purposes only and not with a view toward the distribution or resale to others. The Subscriber acknowledges, understands and appreciates that the Securities have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in large part, upon the Subscriber's representations as to investment invention, investor status, and related and other matters set forth herein. Subscriber understands that, in the view of the United States Securities and Exchange Commission (the "SEC"), among other things, a purchase now with an intent to distribute or resell would represent a purchase and acquisition with an intent inconsistent with its representation to the Company, and the SEC might regard such a transfer as a deferred sale for which the registration exemption is not available.

               3.2 Certain Risk. The Subscriber recognizes that the purchase of the Securities involves a high degree of risk in that (a) the Company has sustained losses through June 30, 1997, from its operations, and may require substantial funds in addition to the proceeds of this private placement; (b) that the Company has a substantial accumulated deficit; (c) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (d) an investor may not be able to liquidate his investment; (e) transferability of the Securities is extremely limited;
          (f) in the event of a disposition an investor could sustain the loss of his entire investment; (g) the Securities represent non-voting equity securities, and the right to convert into and purchase shares of voting equity securities in a corporate entity that has an accumulated deficit; (h) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof; and, (i) while the Common Stock is presently quoted and traded on the Boston Stock Exchange and the Nasdaq SmallCap Market and while the Subscriber is a beneficiary of certain registration rights provided herein, the Securities subscribed for and that are purchased under this Agreement, the Conversion Shares, and the Warrant Shares
          (i) are not registered under applicable federal (U. S.)
          or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described herein, and (ii) the Securities subscribed for and that are to be purchased under this Agreement are not quoted, traded or listed for trading or quotation on the NASDAQ, or any other organized market or quotation system, and there is therefore no present public or other market for the Securities, nor can there be any assurance that the Common Stock of the Company will continue to be quoted, traded or listed for trading or quotation on the Boston Stock Exchange or the Nasdaq SmallCap Market or on any other organized market or quotation system.

               3.3 Prior Investment Experience. The Subscriber acknowledges that it has prior investment experience, including investment in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to it and to evaluate the merits and risks of such an investment on its behalf, and that it recognizes the highly speculative nature of this investment.

               3.4 No Review by the SEC. The Subscriber hereby acknowledges that this offering of the Securities has not been reviewed by the SEC because this private placement is intended to be an exchange offer under Section 3(a)(9) of the Securities Act and a nonpublic offering pursuant to Sections 4(2) and/or 3(b) of the Securities Act and/or
          Regulation D promulgated under the Securities Act.

               3.5 Not Registered. The Subscriber understands that the Securities, the Conversion Shares and the Warrant Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon the Subscriber's investment intention. In this connection, the Subscriber understands that it is the position of the SEC that the statutory basis for such exemption would not be present if its representation merely meant that its present intention was to hold such securities for a short period, such as the capital gains period of tax statutes, for a deferred sale, for a market rise (assuming that a market develops), or for any other fixed period.

               3.6 No Public Market. The Subscriber understands that there is no public market for the Series 7 Preferred or the Warrants. The Subscriber understands that although there is presently a public market for the Common Stock, including the Common Stock issuable upon conversion of the Series 7 Preferred or exercise of the Warrants, Rule
          144 (the "Rule") promulgated under the Securities Act requires, among other conditions, a one-year holding period following full payment of the consideration therefor prior to the resale (in limited amounts) of securities acquired in a nonpublic offering without having to satisfy the registration requirements under the Securities Act. The Subscriber understands that the
          Company makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the Exchange Act, or its dissemination to the public of any current financial or other information concerning the Company, as is required by the Rule as one of the conditions of its availability. The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the Securities or the Conversion Shares or the Warrant Shares under the Securities Act, except as set forth in Section 5 hereof.
          The Subscriber agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by the Subscriber contained herein or any sale or distribution by the Subscriber in violation of the Securities Act or any applicable state securities or "blue sky" laws (collectively, "Securities
          Laws").

               3.7 Sophisticated Investor. That (a) the Subscriber is an "accredited investor," as such term is defined in Rule
          501 of Regulation D promulgated under the Securities Act, and has total assets in excess of $5,000,000; (b) the Subscriber is able to bear the economic risks inherent in an investment in the Securities and that an important consideration bearing on its ability to bear the economic risk of the purchase of Securities is whether the Subscriber can afford a complete loss of the Subscriber's investment in the Securities and the Subscriber represents and warrants that the Subscriber can afford such a complete loss; and (c) the Subscriber has such knowledge and experience in business, financial, investment and banking matters (including, but not limited to, investments in restricted, non-listed and non-registered securities) that the Subscriber is capable of evaluating the merits, risks and advisability of an investment in the Securities.

               3.8 Tax Consequences. The Subscriber acknowledges that the Company has made no representation regarding the potential or actual tax consequences for the Subscriber which will result from entering into the Agreement and from consummation of the Exchange. The Subscriber acknowledges that it bears complete responsiblity for obtaining adequate tax advice regarding the Agreement and the Exchange.

               3.9 SEC Filing. The Subscriber acknowledges that it has been previously furnished with true and complete copies of the following documents which have been filed with the SEC pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since January 1, 1997, and that such have been furnished to the Subscriber a reasonable time prior to the date hereof: (a) the Company's Form 10-K for the year ended December 31, 1996; (b) the Company's Form 10-Q for the quarter ended March 31, 1997; (c) the Company's
          Form 10-Q for the quarter ended June 30, 1997, and (d) the Company's Form 8-K, date of event reported: June 11, 1997, as amended by the Company's Form 8-K/A, dated June
          25, 1997.

               3.10 Documents, Information and Access. The Subscriber's decision to purchase the Securities is not based on any promotional, marketing or sales materials, and the Subscriber and its representatives have been afforded, prior to purchase thereof, the opportunity to ask questions of, and to receive answers from, the Company and its management, and has had access to all documents and information which Subscriber deems material to an investment decision with respect to the purchase of Securities hereunder.

               3.11 No Registration, Review or Approval. The Subscriber acknowledges and understands that the private offering and sale of Securities pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Securities Laws. The Subscriber acknowledges, understands and agrees that the Shares are being exchanged hereunder pursuant to (i) an exchange offer exemption under Section 3(a)(9) of the Securities
          Act and (ii) (x) a private placement exemption to the registration provisions of the Securities Act pursuant to
          Section 3(b) and/or Section 4(2) of such Securities Act and/or Regulation D promulgated under the Securities Act) and (y) a similar exemption to the registration provisions of applicable state securities laws.

               3.12 Transfer Restrictions. That Subscriber will not transfer any Securities purchased under this Agreement or any Conversion Shares or Warrant Shares purchased under this Agreement unless such Series 7 Preferred, Conversion
          Shares, or Warrant Shares, whichever is applicable, are registered under the Securities Laws, or unless an exemption is available under such Securities Laws, and the Company may, if it chooses, where an exemption from registration is claimed by such Subscriber, condition any transfer of Securities, Conversion Shares or Warrant
          Shares out of the Subscriber's name on an opinion of the Company's counsel, to the effect that the proposed transfer is being effected in accordance with, and does not violate, an applicable exemption from registration under the Securities Laws, or an opinion of counsel to the Subscriber, which opinion is satisfactory to the Company, to the effect that registration under the Securities Act is not required in connection with such sale or transfer and the reasons therefor.

               3.13 No Short Sale. The Subscriber expressly agrees that until such time that it has sold all of the Securities and/or all of the Conversion Shares and Warrant Shares that it shall not, directly or indirectly, through an affiliate (as that term is defined under Rule 405 promulgated under the Securities Act) or by, with or through an unrelated third party or entity, whether or not pursuant to a written or oral understanding, agreement, arrangement, scheme, or artifice of nature whatsoever, engage in the short selling of the Company's Common Stock or any other equity securities of the Company, whether now existing or hereafter issued, or engage in any other activity of any nature whatsoever that has the same effect as a short sale, or is a de facto or de jure short sale, of the Company's Common
          Stock or any other equity security of the Company, whether now existing or hereafter issued, including, but not limited to, the sale of any rights pursuant to any understanding, agreement, arrangement, scheme or artifice of any nature whatsoever, whether oral or in writing, relative to the Company's Common Stock or any other equity securities of the Company whether now existing or hereafter created. The Subscriber agrees that it will not engage, and will cause its affiliates not to engage, in any activity designed to reduce the price of the Company's Common Stock, as quoted on the Boston Stock
          Exchange or the NASDAQ, in connection with the Subscriber's conversion of any of the Series 7 Preferred.
          The Subscriber agrees to refrain, and cause its affiliates to refrain, from engaging in, or inducing others to engage in, any activity relating to the Company or Common Stock of the Company that is proscribed under Regulation M promulgated under the Exchange Act.

               3.14 Reliance. The Subscriber understands and acknowledges that the Company is relying upon all of the representations, warranties, covenants, understandings, acknowledgements and agreements contained in this Agreement in determining whether to accept this subscription and to sell and issue the Securities to the Subscriber.

               3.15 Accuracy or Representations and Warranties. All of the representations, warranties, understandings and acknowledgments that Subscriber has made herein are true and correct in all material respects as of the date of execution hereof. The Subscriber will perform and comply fully in all material respects with all covenants and agreements set forth herein, and the Subscriber covenants and agrees that until the acceptance of this Agreement by the Company, the Subscriber shall inform the Company immediately in writing of any changes in any of the representations or warranties provided or contained herein.

             3.16 Indemnity. The Subscriber hereby agrees to indemnify and hold harmless the Company, and the Company's successors and assigns, from, against and in all respects of any demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges, fines or expenses (including, without limitation, interest, penalties, and attorney and accountants' fees, disbursements and expenses), arising out of or relating to any breach by Subscriber of any representations, warranty, covenant or agreement made by Subscriber in this Agreement. Such right to indemnification shall be in addition to any and all other rights of the Company under this Agreement or otherwise, at law or in equity.

               3.17 Survival. The Subscriber expressly acknowledges and agrees that all of its representations, warranties, agreements and covenants set forth in this Agreement shall be of the essence hereof and shall survive the execution, delivery and Closing of this Agreement, the sale and purchase of the Securities, the conversion of the Series 7 Preferred, exercise of the Warrants, and the sale of the Conversion Shares and the Warrant Shares.

4. Representations, Warranties and Covenants of the Company. In order to induce Subscriber to enter into this Agreement and to exchange the Series 5 Preferred for the Securities, the Company hereby represents, warrants and covenants to Subscriber as follows:

               4.1 Organization, Authority, Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
          The Company has full corporate power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated.

               4.2 Authorization. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. Upon the execution of this Agreement by the Company and delivery of the Securities, this Agreement shall have been duly and validly executed and delivered by the Company and shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               4.3 Ownership of, and Title to, Securities. The Securities to be purchased by the Subscriber are, and all Conversion
          Shares and Warrant Shares, when issued, will be, duly authorized, validly issued, fully paid and nonassessable shares of the capital stock of the Company, free of personal liability. Upon consummation of the purchase of the Securities (and upon the exercise of the Warrants and conversion of the Series 7 Preferred, in whole or in part) pursuant to this Agreement, the Subscriber will own and acquire title to the Securities (and the Warrant
          Shares and the Conversion Shares, as the case may be) free and clear of any and all proxies, voting trusts, pledges, options, restrictions, or other legal or equitable encumbrance of any nature whatsoever (other than the restrictions on transfer due to Securities Laws or as otherwise provided for in this Agreement or the Certificate of Designation).

               4.4 Exemption from Registration. The offer and exchange of Securities to the Subscriber in accordance with the terms and provisions of this Agreement is being effected in accordance with the Securities Act, pursuant to an exchange offer exemption to the registration provision of the Securities Act pursuant to Section 3(a)(9) thereunder and to a private placement exemption to the registration provisions of the Act pursuant to Section 3(b) and/or
          4(2) of such Act and/or Regulation D promulgated under the Securities Act, based on the representations, warranties and covenants made by the Subscriber contained in this Agreement.

5. Registration Rights. In order to induce the Subscriber to enter into this Agreement and purchase the Securities, the Company hereby covenants and agrees to grant to the Subscriber the rights set forth in this Section 5 with respect to the registration of the Warrant Shares and the Conversion Shares.

               5.1 Registration. Subject to the terms of Section 5 hereof, the Company agrees that by October 27, 1997, it shall prepare and file with the SEC, a registration statement on Form S-3 or equivalent form (the "Registration
          Statement") and such other documents, including a prospectus, as may be necessary in the opinion of counsel for the Company in order to comply with the provisions of the Securities Act, so as to permit a public offering and sale by the Subscriber of up to 200,000 shares of Common
          Stock issuable upon conversion of the Series 7 Preferred, plus up to 36,000 shares of Common Stock, if any, issuable as payment of dividends on the Series 7
          Preferred Stock pursuant to the terms of the Series 7
          Preferred, and 35,000 shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its reasonable efforts to cause such Registration Statement to become effective at the earliest possible date after filing. In connection with the offering of such Common
          Stock registered pursuant to this Section 5, the Company shall take such reasonable actions as it deems necessary to qualify the Common Stock issuable upon conversion of the Series 7 Preferred, the Common Stock issuable as payment of dividends on the Series 7 Preferred, and the Common Stock issuable upon exercise of the Warrant, covered by such Registration Statement under such "blue sky" or other state securities laws for offer and sale as shall be reasonably necessary to permit the public offering and sale of such shares of Common Stock covered by such Registration Statement; provided, however, that the Company shall not be required (a) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (b) to subject itself to taxation in any such jurisdiction, or (c) to consent to general service of process in any such jurisdiction. It is expressly agreed that in no event are any registration rights being granted to the Series 7 Preferred itself, but only with respect to up to 200,000 shares of the underlying
          Conversion Shares issuable upon exercise of the Series 7 Preferred, up to 36,000 shares of Common Stock that the Company may issue in payment of dividends on the Series
          7 Preferred, and up to 35,000 shares of the Warrant
          Shares issuable upon the exercise of the Warrants.

               5.2 Current Registration Statement. Once effective, the Company shall use its reasonable efforts to cause such Registration Statement filed hereunder to remain current and effective for a period of two (2) years or until the Conversion Shares covered by such Registration Statement are sold by the Subscriber, whichever is sooner. The Subscriber shall promptly provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement.

               5.3 Other Provisions. In connection with the offering of any Conversion Shares and/or Warrant Shares registered pursuant to this Section 5, the Company shall furnish to the Subscriber such number of copies of any final prospectus as it may reasonably request in order to effect the offering and sale of the Conversion Shares and/or Warrant Shares to be offered and sold under such Registration Statement. In connection with any offering of Conversion Shares and/or Warrant Shares registered pursuant to this Section 5, the Company shall (a) furnish to the underwriters (if any), at the Company's expense, unlegended certificates representing ownership of the Conversion Shares and/or Warrant Shares sold under such Registration Statement in such denominations as requested and (b) instruct any transfer agent and registrar of the Conversion Shares and/or Warrant Shares sold under such Registration Statement to release immediately any stop transfer order, and to remove any restrictive legend, with respect to such Conversion Shares and/or Warrant
          Shares included in any registration becoming effective pursuant to this Agreement upon the sale of such shares by the Subscriber.

               5.4 Costs. Subject to the immediately following sentence, the Company shall in all events pay and be responsible for all fees, expenses, costs and disbursements associated with the Registration Statement relating to the Conversion Shares and the Warrant Shares under this
          Section 5, including filing fees, fees, costs and disbursements of any counsel, accountants and other consultants representing the Company in connection therewith. Notwithstanding anything set forth herein to the contrary, Subscriber shall be responsible for and pay any and all underwriting discounts and commissions in connection with the sale of the Conversion Shares and/or
          Warrant Shares pursuant hereto or the Registration
          Statement and all fees of its legal counsel and other advisors retained in connection with reviewing such Registration Statement.

               5.5 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, properties, stock or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.   Indemnification.

               6.1 By the Company. Subject to the terms of this Section 6, the Company will indemnify and hold harmless the Subscriber, its directors and officers, and any underwriter (as defined in the Securities Act) for the Subscriber and each person, if any, who controls the Subscriber or such underwriter within the meaning of the Act, from and against, and will reimburse the Subscriber and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement filed with the SEC pursuant to Section 5, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made not misleading;
          provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Subscriber, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

               6.2 By the Subscriber. Subject to the terms of this Section 6, the Subscriber will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement filed with the SEC pursuant to Section 5, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon, and in strict conformity with, written information furnished by, or on behalf of, the Subscriber specifically for use in the preparation thereof.

               6.3 Procedure. Promptly after receipt by an indemnified party pursuant to the provisions of Section 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Section 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and the indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, assume the defense thereof; or, if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified parties have the right to select only one (1) separate counsel to participate in the defense of such action on behalf of all such indemnified parties. After notice from the indemnifying parties to such indemnified party of the indemnifying parties' election so to assume the defense thereof, the indemnifying parties will not be liable to such indemnified parties pursuant to the provisions of said Section 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified parties in connection with the defense thereof, other than reasonable costs of investigation, unless (a) the indemnified parties shall have employed counsel in accordance with the provisions of the preceding sentence;
          (b) the indemnifying parties shall not have employed counsel satisfactory to the indemnified parties to represent the indemnified parties within a reasonable time after the notice of the commencement of the action or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying parties.

7. Securities Legends and Notices. Subscriber represents and warrants that it has read, considered and understood the following legends, and agrees that such legends, substantially in the form and substance set forth below, shall be placed on all of the certificates representing the Series 7 Preferred and Warrants:

     Series 7 Preferred Legends

          NEITHER THIS PREFERRED STOCK NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS PREFERRED
     STOCK HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED
     UNDER APPLICABLE STATE SECURITIES LAWS. THIS PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS PREFERRED STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF
     AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL
     SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

          NOTWITHSTANDING THE FOREGOING, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS PREFERRED STOCK ARE ALSO SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT
     CERTAIN EXCHANGE AGREEMENT BY AND BETWEEN THE HOLDER
     HEREOF AND THE COMPANY, DATED SEPTEMBER 16, 1997, A COPY
     OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE
     OFFICE.

     Warrant Legends

          NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

          NOTWITHSTANDING THE FOREGOING, THE SHARES ISSUABLE UPON EXERCISE ARE SUBJECT TO THE REGISTRATION RIGHTS SET FORTH
     IN THAT CERTAIN EXCHANGE AGREEMENT BETWEEN THE HOLDER
     HEREOF AND THE COMPANY, DATED SEPTEMBER 16, 1997, A COPY
     OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE
     OFFICE.

8.   Miscellaneous.

               8.1 Assignment and Power of Attorney. For purposes of affecting the exchange of the Series 5 Preferred in accordance with the terms of this Agreement, the Subscriber does hereby assign all of its right, title and interest in and to the Series 5 Preferred to the Company and irrevocably makes, constitutes and appoints the Company as the true and lawful agents and attorneys-in-fact of the Subscriber ("Attorney-In-Fact") with full power and authority (except as provided below) to act hereunder individually, or through duly appointed successor attorneys-in-fact, in its sole discretion, all as hereinafter provided, in the name of, for and on behalf of the Subscriber, as fully as could the Subscriber if present and acting in person, with respect to all matters in connection with the transfer of the Series 5 Preferred.

               8.2 Amendment; Waiver. Neither this Agreement nor the Warrants shall be changed, modified or amended in any respect except by the mutual written agreement of the parties hereto. Any provision of this Agreement or the Warrants may be waived in writing by the party which is entitled to the benefits thereof. No waiver of any provision of this Agreement or the Warrants shall be deemed to, or shall constitute a waiver of, any other provision hereof or thereof (whether or not similar), nor shall nay such waiver constitute a continuing waiver.

               8.3 Binding Effect; Assignment. Neither this Agreement nor the Warrants, or any rights or obligations hereunder or thereunder, are assignable by the Subscriber.

               8.4 Governing Law; Litigation Costs. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Delaware without giving effect to such State's conflicts of laws provisions. Each of the Company and the Subscriber expressly and irrevocably consent to the jurisdiction and venue of the federal courts located in Wilmington, Delaware. Each of the parties agrees that in the event either party brings an action to enforce any of the provisions of this Agreement or to recovery for an alleged breach of any of the provisions of this Agreement, each party shall be responsible for its own legal costs and disbursements during the pendency of any such action; provided, however, that after any such action has been reduced to a final, unappealable judgment, the prevailing party shall be entitled to recover from the other party all reasonable, documented attorneys' fees and disbursements and court costs from the other party.

               8.5 Severability. Any term or provisions of this Agreement or the Warrants which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof affecting the validity or enforceability of such provision in any other jurisdiction.

               8.6 Headings. The captions, headings and titles preceding the text of each or any Section, subsection or paragraph hereof are for convenience of reference only and shall not affect the construction, meaning or interpretation of this Agreement or the Warrants or any term or provisions hereof or thereof.

               8.7 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. Upon delivery of an executed counterpart by the undersigned Subscriber to the Company, which in turn is executed and delivered by the Company, this Agreement shall be binding as one original agreement between Subscriber and the Company.

               8.8 Transfer Taxes. Each party hereto shall pay all such sales, transfer, use, gross receipts, registration and similar taxes arising out of, or in connection with, the transactions contemplated by this Agreement and the Warrants (collectively, the "Transfer Taxes") as are payable by such party under applicable law, and the Company shall pay the cost of any documentary stock transfer stamps, if any, to be affixed to the certificates representing the Shares and any Warrant
          Shares to be sold.

               8.9 Entire Agreement. This Agreement, along with the Warrants and the Certificate of Designations, merges and supersedes any and all prior agreements, understandings, discussions, assurances, promises, representations or warranties among the parties with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the subject matter set forth herein and therein.

               8.10 Authority; Enforceability. The Subscriber is duly authorized to enter into this Agreement and to perform all of its obligations hereunder. Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall be enforceable against the Subscriber in accordance with its terms.

               8.11 Notices. Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing, by hand or by fax, by certified or registered mail, return receipt requested, postage prepaid, or by U. S. Express Mail service, or by private overnight mail service (e.g., Federal Express). Any such notice shall be deemed to have been given (i) on the business day actually received if given by hand or by fax, (ii) on the business day immediately subsequent to mailing, if sent by U.S.
          Express Mail service or private overnight mail service, or (iii) five (5) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 8.11:

          If to the Company:  Dr. Louis F. Centofanti
                              Perma-Fix Environmental
                              Services, Inc.
                              1940 Northwest 67th Place
                              Gainesville, Florida  32653
                              Fax No.: (352) 373-0040

          with copies         Irwin H. Steinhorn, Esquire
          simultaneously by:  Conner & Winters
          like means to:      One Leadership Square, Suite 1700
                              211 North Robinson
                              Oklahoma City, Oklahoma  73102
                              Fax No.: (405) 232-2695

          If to the           The Infinity Fund, L.P.
          Subscriber:         3 Piedmont Center, Suite 210
                              Atlanta, Georgia 30305
                              Attention:  Mr. Barry Pearl
                              Fax No.: (404) 231-1375

               8.12 No Third Party Beneficiaries. This Agreement and the rights, benefits, privileges, interests, duties and obligations contained or referred to herein shall be solely for the benefit of the parties hereto and no third party shall have any rights or benefits hereunder as a third party beneficiary or otherwise hereunder.

               8.13 Public Announcements. Neither Subscriber nor any officer, director, stockholder, employee, affiliate or affiliated person or entity of Subscriber, shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to the Company without the express prior approval of the Company.

     IN WITNESS WHEREOF, the Company and the undersigned Subscriber have each duly executed this Agreement on the ___ day of October, 1997 but is considered to be effective as of the 16th day of September, 1997.

                                   PERMA-FIX ENVIRONMENTAL
                                   SERVICES, INC.



                                   By______________________________
                                     Dr. Louis F. Centofanti
                                     Chief Executive Officer


                                   THE INFINITY FUND, L.P.



                                   By___________________________
                                     Name:_____________________
                                     Title:____________________









N-P\PESI\10Q\EXHIB4.12






                        EXCHANGE AGREEMENT

                            exchanging


   350 SHARES OF SERIES 5 CLASS E CONVERTIBLE PREFERRED STOCK,

                    PAR VALUE $.001 PER SHARE

                                of

              PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                     (a Delaware corporation)

                               for

   350 SHARES OF SERIES 7 CLASS G CONVERTIBLE PREFERRED STOCK,

                    PAR VALUE $.001 PER SHARE

                               and

            35,000 WARRANTS, EACH WARRANT TO PURCHASE

                    ONE SHARE OF COMMON STOCK

                                of

              PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                     (a Delaware corporation)